Exhibit 99

Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020

C O N T A C T Investor Relations Jennifer A. Olson-Goude Tel: 612 303-6277	Media Relations Rob Litt Tel: 612 303 8266

F O R I M M E D I A T E R E L E A S E

Piper Jaffray Names Thomas Schnettler President and Chief Operating Officer; Extends Executive
Committee to Focus on Global Growth

MINNEAPOLIS – May 16, 2008 – Piper Jaffray Companies (NYSE: PJC) today announced changes to its senior management committee, naming Thomas Schnettler as president and chief operating officer of the company and supporting global growth by adding the heads of its Asia and European operations to its executive team.

In his new role, Schnettler will focus on driving growth in the firm’s core investment banking and institutional securities business areas. Schnettler, who most recently served as the firm’s vice chairman and CFO, will continue to report to Piper Jaffray Chairman and CEO Andrew Duff. Duff, in addition to continuing to lead the firm’s management committee, will focus on corporate development and strategic initiatives, including growth of the firm’s asset management business.

“Tom’s proven leadership is critical to driving growth in our core business areas and creating long-term client and shareholder value across all our global business operations,” Duff said.

Replacing Schnettler as chief financial officer is Debbra Schoneman, previously managing director and treasurer for Piper Jaffray. Schoneman will join the firm’s management committee and report to Duff.

“Deb has been with Piper Jaffray for 18 years, and brings proven finance expertise, deep industry knowledge and strong internal partnerships to the role of CFO and the firm’s management committee,” Duff said.

Continuing to report to Duff on the Piper Jaffray management committee are Jim Chosy, general counsel, and Todd Firebaugh, chief administrative officer. Reporting to Schnettler will be the heads of the firm’s global investment banking and institutional securities business operations, including: Frank Fairman, head of public finance services; Alex Ko, Chairman and CEO of Piper Jaffray Asia; Ben May, head of fixed income services; Robert Peterson, head of equities; Jon Salveson, head of investment banking; and David Wilson, CEO of Piper Jaffray Ltd., the firm’s London-based operations. As a result of this new structure, Ko and Wilson will join the rest of the business heads on the firm’s management committee.

“Piper Jaffray has a tremendous opportunity to build leading international capabilities to drive growth in our business,” Schnettler said. “Naming Alex and David to the management committee reflects our increasing global footprint and our commitment to helping our clients raise and invest capital in the world’s leading capital markets.”

Schnettler, who joined Piper Jaffray in 1986, has held several senior management positions in the firm’s investment banking and institutional securities business areas. Schnettler earned a bachelor’s degree in government from St. John’s University in Collegeville, Minnesota and has a law degree from Harvard Law School. He serves on the board of directors of Catholic Charities of St. Paul and Minneapolis and will serve on the St. John’s University Board of Regents, effective July 1.

Schoneman joined Piper Jaffray in 1990 in the firm’s accounting department.  She has held several senior finance management positions, including finance director of both equity and fixed income capital markets and, most recently, treasurer.  Schoneman earned a bachelor’s degree in finance from Minnesota State University Mankato in Mankato, Minnesota, and a Master of Business Administration degree from the University of St. Thomas in Minneapolis.

Ko joined Piper Jaffray as part of the firm’s 2007 acquisition of Hong Kong-based Goldbond Capital Holdings Limited, which he founded in 2003.  Ko has more than 25 years of experience in banking and corporate finance in China and Hong Kong, and previously served as the chairman of the corporate finance business at BNP Paribas Peregrine Capital Limited. Ko is a member of the listing committee on the main board and Growth Enterprise Market (GEM) board of the Hong Kong Stock Exchange. He is an independent non-executive Director of Tianjin Capital Environmental Protection Company Limited, which is listed on the Hong Kong Stock Exchange.  He is also an independent non-executive Director of Golden Eagle Asset Management Limited.  He graduated from The Chinese University of Hong Kong with a bachelor’s degree in business administration.

Wilson joined Piper Jaffray in 2001 and was named CEO of Piper Jaffray Ltd. in 2005.  He is responsible for the firm’s European institutional sales, trading and investment banking operations. Prior to being named CEO of Piper Jaffray Ltd., Wilson served as head of European investment banking for the firm. He has significant investment banking experience in the U.K. health care sector, and previously held senior investment banking positions at ING Barings, BTAB/Deutsche Bank and UBS Warburg. Wilson graduated from Cambridge University.

About Piper Jaffray
Piper Jaffray Companies is a leading, international middle-market investment bank and institutional securities firm, serving the needs of middle-market corporations, private equity groups, public entities, nonprofit clients and institutional investors. Founded in 1895, Piper Jaffray provides a comprehensive set of products and services, including equity and debt capital markets products; public finance services; mergers and acquisitions advisory services; high-yield and structured products; institutional equity and fixed-income sales and trading; and equity and high-yield research. With headquarters in Minneapolis, Piper Jaffray has 25 offices across the United States and international locations in Hong Kong, London and Shanghai. Piper Jaffray & Co. is the firm’s principal operating subsidiary. (NYSE: PJC) (http://www.piperjaffray.com)

© 2008 Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020

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